Exhibit 32	Section 1350 Certifications
We certify, to the best of our knowledge, based upon a review of the Form 10-K Annual Report for the fiscal year ended December 31, 2010 of T. Rowe Price Group, Inc., that:
(1) The Form 10-K Annual Report fully complies with the requirements of Section 13(a) of the Securities Exchange Act of 1934, as amended; and
(2) The information contained in the Form 10-K Annual Report fairly presents, in all material respects, the financial condition and results of operations of T. Rowe Price Group, Inc.
February 8, 2011

/s/ James A.C. Kennedy
Chief Executive Officer and President

/s/ Kenneth V. Moreland
Vice President and Chief Financial Officer

A signed original of this written statement has been provided to T. Rowe Price Group, Inc. and will be retained by T. Rowe Price Group, Inc. and furnished to the Securities and Exchange Commission or its staff upon request.